NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 26, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 12, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Tim Hortons Inc. and Burger King Worldwide, Inc. became effective on December 12, 2014. For each Common Share of Tim Hortons Inc. held, holders had the right to elect to receive: (1) C$88.50 in cash without interest or (2) 3.0879 (new) Common Shares of Restaurant Brands International Inc., or (3) C$65.50 in cash and 0.8025 (new) Common Shares of Restaurant Brands International Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 15, 2014.